Exhibit 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

Checkpoint Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule		Amount Registered		Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be paid	Equity	Common Stock, par value $0.0001 per share	457	(c)	3,502,000	(1)	$2.4535	$8,592,157	$0.00011020	$946.86
		Total Offering Amounts						$8,592,157		$946.86
		Total Fee Offsets						--		--
		Net Fee Due						$8,592,157		$946.86

(1)	Consists of an aggregate of 3,502,000 shares of common stock registered for sale by certain of the selling stockholders named in this registration statement consisting of: 1,700,000 shares of common stock, $0.0001 par value, underlying those certain Series A warrants, 1,700,000 shares of common stock, $0.0001 par value, underlying those certain Series B warrants, and 102,000 shares of common stock, $0.0001 par value, underlying those certain Placement Agent Warrants.

Table 2: Fee Offset Claims and Sources

N/A

Table 3: Combined Prospectuses

N/A